UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

Rayton Solar, Inc.

(Exact name of issuer as specified in its charter)

Delaware	46-4933370
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

16112 Hart St, Van Nuys, CA	91406
(Address of principal executive offices)	(Zip code)

(310) 458-5900

(Registrant’s telephone number, including area code)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

RAYTON SOLAR, INC

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

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Forward-Looking Statements

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

ITEM 1. BUSINESS

Overview

Rayton Solar, Inc. (the “Company” or “Rayton”), which does business as Rayton, was incorporated in the State of Delaware on October 17, 2013. The Company’s initial mission was to develop the most cost-efficient source of renewable energy through ion implanted, ultra-thin, float zone silicon photovoltaic modules (“PV modules”). The Company has pivoted to use its same manufacturing processes to create lower cost gallium arsenide (“GaAs”) wafers for the semiconductor industry as a whole. GaAs wafers serve as the foundation for microchips that are used in automotive, aerospace, 5G, LED, and solar applications. The Company’s management believes that this pivot strengthens its market positioning.

Principal Products and Services

Following the acquisition of additional semiconductor processing equipment, Rayton intends to use its technology to engineer GaAs wafers for use by chipmakers.

Technology

The Company's previous focus was on solar energy. Through the use of a particle accelerator co-developed with Phoenix Nuclear Labs, LLC ("PNL"), Rayton is able to achieve close to zero waste and create cost-efficient PV modules. However, the Company realized that the developed technology could be put to additional use beyond just the development of PV modules. Applying the technology that Rayton has already developed, the Company believes it will be able to manufacture engineered GaAs wafers at a price significantly lower than existing manufacturers. The manufacturing process for Rayton’s PV material and GaAs wafers is patented.

Engineering and Development to Date

The particle accelerator for producing engineered GaAs wafers is fully assembled with PNL. Additional payment is required before they will release it to Rayton.

Management

Information about the company’s management can be found in “Item 3. Directors and Officers”.

Market

The Company plans to manufacture a GaAs wafer that can be sold for approximately 25% less than the current market price. The GaAs wafer market is currently $650 million per year and growing at a compound annual growth rate of 11%. Rayton will source raw materials for its engineered GaAs wafers from producers, such as Freiberger and Sumitomo, and it would then use its manufacturing processes to produce a lower cost GaAs wafer. The Company would then be able to sell its engineered GaAs wafers to foundries, such as VPEC and IQE, that will grow devices on the wafers. The foundries can then sell these devices to chipmakers, who turn them into products used in retail electronics. The Company has not yet established relationships with the identified suppliers or foundries.

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Research and Development

Rayton has invested $812,464 in 2018 and $840,601 in 2017 in research and development. The Company’s research and development costs consist primarily of payroll, equipment, and material costs.

Employees

The Company currently has two full-time employees and also works with multiple engineering contractors.

Regulation

Environmental Regulations

Once it begins manufacturing its product, the Company may use, generate, and discharge toxic, volatile, or otherwise hazardous chemicals and wastes in its research and development, manufacturing, and construction activities. The Company will be subject to a variety of federal, state, and local governmental laws and regulations related to the purchase, storage, use, and disposal of hazardous materials. The Company expects to be required to obtain environmental permits necessary to conduct its business. Compliance with these laws and regulations may be costly and may have a material adverse effect on our business and results of operations.

Intellectual Property

The Company relies on a combination of patent, trademark, copyright, trade secret, and contractual protections to establish and protect its intellectual proprietary rights.

The Company’s intellectual property includes U.S. Patent No. 9,404,198 directed to a process and related apparatus for manufacturing silicon wafers from a solid core ingot by way of ion implantation and exfoliation, which was issued August 2, 2016 and is set to expire on September 27, 2033; and U.S. Patent No. 9,499,921 directed to a process for manufacturing silicon wafers from float zone silicon, which was issued on November 22, 2016 and is set to expire on July 30, 2033.

Rayton has a co-engineering agreement with PNL for the development of the ion implantation system of the particle accelerator. Pursuant to the agreement with PNL, PNL owns the intellectual property of the developed particle accelerator. Rayton, however, has the exclusive right to this machine in the solar industry and receives a 3.5% royalty if the machine that was co-developed is sold outside of the solar industry. All other components of the manufacturing process, Rayton’s proprietary end station and modified off-the-shelf processing equipment, belong to Rayton.

Litigation

During the year ended December 31, 2018, the Company settled an alleged breach of contracted with one of its vendors for $40,000, of which $10,000 will be paid in cash and $30,000 was paid through the issuance of common stock. This settlement was included in general and administrative expenses in the statement of operations.

Properties

Rayton does not own any real estate or significant assets.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results – 2018 Compared to 2017

The Company has not yet generated any revenues, and it does not expect to do so until after the necessary machinery is received and prepared for production activity, and the manufacturing and selling of engineered GaAs wafers has begun.

General and administrative expenses decreased to $1,570,699 from $2,228,405 for the years ended December 31, 2018 and 2017, respectively. General and administrative expenses decreased primarily as a result of lower stock-based compensation expense and lower legal expenses.

Sales and marketing expenses decreased to $59,514 from $2,622,663 for the years ended December 31, 2018 and 2017, respectively. Sales and marketing expenses decreased primarily as a result of lower advertising expenses.

Research and development expenses decreased to $812,464 from $840,601 for the years ended December 31, 2018 and 2017, respectively. Research and development expenses decreased primarily as a result of lower payroll costs and lower engineering expenses.

For the year ended December 31, 2018, the Company recognized an operating loss of $95,621 related to the early termination of its Santa Monica lease. This loss is comprised primarily of the write-off of its leasehold improvements and the forfeiture of its security deposit.

As a result, Rayton’s net loss decreased to $2,577,297 from $5,697,767 for the years ended December 31, 2018 and 2017, respectively.

Liquidity and Capital Resources

We had a working capital deficit at December 31, 2018 and 2017 of $246,688 and $40,794, respectively. As of December 31, 2018, the Company had no cash on-hand. The Company intends to raise additional funds through the issuance of convertibles notes and a Regulation Crowdfunding offering to finance its operations.

Cash Flow

The following table summarizes, for the years indicated, selected items in our Statements of Cash Flows:

	For the Year Ended
	December 31,
	2018	2017
Net cash (used in) provided by:
Operating activities	$(1,229,542)	$(3,190,538)
Investing activities	$(38,802)	$(1,563,680)
Financing activities	$1,122,178	$4,569,207

Operating Activities

Cash used in operating activities decreased to $1,229,542 from $3,190,538 for the years ended December 31, 2018 and 2017, respectively. The decrease in cash used in operating activities was primarily due to a lower net loss.

Investing Activities

Cash used in investing activities decreased to $38,802 from $1,563,680 for the years ended December 31, 2018 and 2017, respectively. The decrease in cash used in investing activities is primarily due to deposits made towards the construction of a particle accelerator in 2017 and no such deposits in 2018.

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Financing Activities

Cash provided by financing activities decreased to $1,122,178 from $4,569,207 for the years ended December 31, 2018 and 2017, respectively. The decrease in cash provided by financing activities was primarily due to fewer issuances of common stock for cash, primarily related to the Company’s Regulation A offering which ended in early 2018.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

ITEM 3. DIRECTORS AND OFFICERS

Name	Position	Age	Term of Office[1]	Approximate Hours per week for part-time employees
Executive Officers:
Andrew Yakub	CEO and Founder, President, Treasurer, Secretary	32	October 27, 2013	Full-time
Directors:
Andrew Yakub	Chairman of the Board of Directors	32	October 27, 2013	Full-time
James Rosenzweig	Director	58	February 18, 2014	n/a
Mark Goorsky	Director	58	February 18, 2014	n/a

1 Dates appointed to office.

Andrew Yakub, Chief Executive Officer and Chairman of the Board of Directors.

Andrew Yakub is the founder of the Company and has served as its Chief Executive Officer and Chairman of the Board of Directors since October 2013. Prior to Rayton, in September 2009, Andrew founded and has since acted as the Chief Executive Officer of ReGen America, Inc., a producer of commercial and residential solar photovoltaic systems. In that position, he was responsible for the development of over 6 megawatts of solar installations. Mr. Yakub has ceased providing services to ReGen America, Inc. and currently devotes all of his time to Rayton.

Named to Forbes’ “30 under 30” list in 2016, Mr. Yakub is a two-time clean technology entrepreneur with a previous solar startup company. Mr. Yakub’s experience spans from UCLA’s Particle Beam Physics Lab to NASA’s Jet Propulsion Lab and has managed over 6 megawatts of commercial solar projects. He holds a Bachelor’s degree in Physics from UC Santa Barbara.

James Rosenzweig, Director

Dr. James Rosenzweig has been a Director at Rayton since February 2014. He is a professor of physics at UCLA, a position he has held since 1999, and Chair of UCLA’s Physics and Astronomy Department. Dr. Rosenzweig is a world-renowned expert in the physics of intense, ultra-fast charged particle beams and their interactions. He is a frequent lecturer in the US Particle Accelerator School and the author or co-author of over 400 scientific articles, and several topical books in beam and accelerator science. Dr. Rosenzweig is a co-founder of RadiaBeam Technologies, a manufacturer of particle accelerator components, diagnostics and turnkey accelerator systems. Dr. Rosenzweig received his Ph.D. from the University of Wisconsin – Madison in 1988.

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Mark Goorsky, Director

Mark Goorsky has been a Director at Rayton since February 2014. Dr. Goorsky is a Professor of Materials Science and Engineering at UCLA, where he was chair of the department from 2004-2009. He received his Ph.D. in Materials Science and Engineering in 1989 from the Massachusetts Institute of Technology, and his B.S. in Materials Science and Engineering in 1984 from Northwestern University. Dr. Goorsky held a post-doctoral position at the IBM Thomas J. Watson Research Center (January 1989 - June 1991) and started at UCLA in 1991. Dr. Goorsky’s research focuses on materials integration and the relationship between materials defects and device performance in semiconductor structures. He is an expert in ion implantation, layer transfer and wafer bonding in addition to material integration for silicon-based implantation.

Significant Employees

Rayton has engaged a team of experienced and world-renowned physicists and material science experts, distinguished entrepreneurs, and managerial staff to further the business operations of the Company. However, the Company currently has no significant employees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the compensation paid to our Chief Executive Officer for the year ended December 31, 2018.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Andrew Yakub	Director and Chief Executive Officer	$125,000	$—	$125,000

Compensation for Directors

Directors James Rosenzweig and Mark Goorsky do not receive a salary; however, the Company granted to each of them an option to purchase 4,500,000 shares of common stock pursuant to the 2014 Equity Incentive Plan at an exercise price per share of $0.133 subject to the following vesting conditions: (i) 25% of the shares subject to each option shall vest and become exercisable on the first anniversary of the vesting commencement date (February 18, 2014) and (ii) the remaining 75% of the shares subject to each option shall vest and become exercisable in 12 successive equal quarterly installments. As of December 31, 2018, all of the 4,500,000 shares subject to each option had vested.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of Rayton’s Common Stock, its only outstanding class of capital stock, as of December 31, 2018 by (i) each person whom the Company knows owned, beneficially, more than 10% of the outstanding shares of its Common Stock, and (ii) all of the current officers and directors as a group. Rayton believes that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

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Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Andrew Yakub 25544 Paine Cir Stevenson Ranch, CA 91381	80,500,000 shares		56.6%
Common Stock	Marooned, Inc., 119 Washington Ave #101 Miami Beach, FL 33139	30,523,432 shares		21.4%
Common Stock	Directors: James Rosenzweig 3842 S. Beverly Dr. Los Angeles, CA 90034; Mark Goorsky, 23621 Via Beguine Valencia, CA 91355	0 shares	Options to purchase 9,000,000 shares of common stock	0 (5.9	% )%(1)

(1) This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the year ended December 31, 2018, Rayton entered into a convertible note with Andrew Yakub, Chief Executive Officer (“CEO”) of Rayton. The note has a principal balance of $185,800 and accrues interest at 10% per annum. All principal and accrued interest is payable upon the maturity date of November 13, 2021. The note is convertible upon a qualified financing of at least $1,000,000 or upon a liquidity event, at a conversion price equal to 75% of the purchase price of the same securities sold by the Company in a qualified financing or liquidity event. If there is no qualified financing or liquidity event prior to the maturity date, then the note can be voluntarily converted at the fair market value of the Company’s shares as determined by the Company’s Board of Directors. The Company recognized interest expense of $7,155 during the year ended December 31, 2018 and had accrued interest of $7,155 as of December 31, 2018.

During the year ended December 31, 2018, the Company entered into a convertible note with ReGen America, Inc. Andrew Yakub, CEO of Rayton, is a 50% owner of ReGen America, Inc. The note has a principal balance of $70,000 and accrues interest at 10% per annum. All principal and accrued interest is payable upon the maturity date of November 13, 2021. The note is convertible upon a qualified financing of at least $1,000,000 or upon a liquidity event, at a conversion price equal to 75% of the purchase price of the same securities sold by the Company in a qualified financing or liquidity event. If there is no qualified financing or liquidity event prior to the maturity date, then the note can be voluntarily converted at the fair market value of the Company’s shares as determined by the Company’s Board of Directors. The Company recognized interest expense of $4,208 during the year ended December 31, 2018 and had accrued interest of $4,208 as of December 31, 2018.

ITEM 6. OTHER INFORMATION

None.

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ITEM 7. FINANCIAL STATEMENTS

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INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Rayton Solar, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Rayton Solar, Inc. (the “Company”) which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rayton Solar, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, certain conditions including sustained losses since inception raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ dbbmckennon
Newport Beach, CA
June 26, 2019

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RAYTON SOLAR, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2017

	December 31, 2018	December 31, 2017
ASSETS

Current Assets
Cash	$—	$146,166
Prepaid expenses	—	366
Other current assets	1,435	1,435
Total Current Assets	1,435	147,967

Property and equipment, net	1,486,908	1,495,692
Other assets	—	88,567
Total Assets	$1,488,343	$1,732,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$73,557	$126,226
Accrued liabilities	152,541	47,840
Loan payable with bank – current	22,025	14,695
Total Current Liabilities	248,123	188,761

Noncurrent Liabilities
Long-term convertible debt – related parties	421,800	—
Long-term convertible debt	70,000	—
Loan payable with bank – net of current	84,910	105,305
Total Noncurrent Liabilities	576,710	105,305

Common stock, par value $0.0001; 200,000,000 shares authorized; 142,336,420 and 142,016,105 issued and outstanding as of December 31, 2018 and 2017, respectively	14,235	14,203
Additional paid-in capital	11,750,992	10,230,920
Subscription receivable	(10,726)	(293,269)
Accumulated deficit	(11,090,991)	(8,513,694)
Total Stockholders’ Equity	663,510	1,438,160
Total Liabilities and Stockholders’ Equity	$1,488,343	$1,732,226

See accompanying notes to financial statements.

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RAYTON SOLAR, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Year Ended
	December 31,
	2018	2017
Revenues	$—	$—

Operating Expenses
General and administrative	1,570,699	2,228,405
Sales and marketing	59,514	2,622,663
Research and development	812,464	840,601
Loss on early termination of lease	95,621	—
Total Operating Expenses	2,538,298	5,691,669
Operating Loss	(2,538,298)	(5,691,669)

Other Expenses
Interest expense	38,199	5,298
Loss Before Income Taxes	(2,576,947)	(5,696,967)
Provision for income taxes	800	800
Net Loss	$(2,577,297)	$(5,697,767)

Net Loss per Common Share – Basic and Diluted:	$(0.02)	$(0.04)
Weighted Average Common Shares Outstanding – Basic and Diluted	142,268,345	140,222,173

See accompanying notes to financial statements.

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RAYTON SOLAR, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common Stock		Additional Paid-in	Subscription	Accumulated	Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Equity
December 31, 2016	137,616,984	$13,762	$3,055,850	$(8,500)	$(2,815,927)	$245,185
Sale of common stock	3,899,121	391	5,160,834	(284,769)	—	4,876,456
Offering costs	—	—	(369,759)	—	—	(369,759)
Common stock issued for services	500,000	50	759,950	—	—	760,000
Stock option compensation	—	—	1,624,045	—	—	1,624,045
Net loss	—	—	—	—	(5,697,767)	(5,697,767)
December 31, 2017	142,016,105	$14,203	$10,230,920	$(293,269)	$(8,513,694)	$1,438,160
Sale of common stock	250,579	25	380,856	282,543	—	663,424
Offering costs	—	—	(19,981)	—	—	(19,981)
Common stock issued for services	50,000	5	75,995	—	—	76,000
Common stock issued for settlement	19,736	2	29,998	—	—	30,000
Warrants issued for services	—	—	27,745	—	—	27,745
Stock option compensation	—	—	1,025,459	—	—	1,025,459
Net loss	—	—	—	—	(2,577,297)	(2,577,297)
December 31, 2018	142,336,420	$14,235	$11,750,992	$(10,726)	$(11,090,991)	$663,510

See accompanying notes to financial statements.

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RAYTON SOLAR, INC.

STATEMENTS CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	For the Year Ended
	December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,577,297)	$(5,697,767)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	25,490	16,213
Stock-based compensation	1,025,459	2,384,045
Stock and warrants issued for services	103,745	—
Stock issued for settlement	30,000	—
Loss on early termination of lease	95,621	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	15,408	338
Accounts payable	(52,669)	67,909
Accrued liabilities	104,701	38,724
Net cash used in operating activities	(1,229,542)	(3,190,538)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(38,802)	(53,797)
Construction of equipment	—	(1,431,000)
Security deposit	—	(78,883)
Net cash used in investing activities	(38,802)	(1,563,680)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	663,424	4,876,456
Offering costs	(19,981)	(277,249)
Proceeds from long-term convertible debt – related parties	421,800	—
Proceeds from long-term convertible debt	70,000	—
Repayment of convertible debt – related party	—	(150,000)
Proceeds from loan payable with bank	—	120,000
Repayment of loan payable with bank	(13,065)	—
Net cash provided by financing activities	1,122,178	4,569,207

Decrease in cash	(146,166)	(185,011)
Cash, beginning of year	146,166	331,177
Cash, end of year	$—	$146,166

Supplemental disclosures of cash flow information:
Cash paid for interest	$18,731	$4,815
Cash paid for income taxes	$800	$800

See accompanying notes to financial statements.

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RAYTON SOLAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Rayton Solar, Inc., which does business as Rayton, was incorporated on October 17, 2013 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Santa Monica, California.  The Company’s initial mission was to develop the most cost-efficient source of renewable energy through ion implanted, ultra-thin, float zone silicon photovoltaic modules. The Company has pivoted to use its same manufacturing processes to create lower cost gallium arsenide (“GaAs”) wafers for the semiconductor industry as a whole. GaAs wafers serve as the foundation for microchips that are used in automotive, aerospace, 5G, LED, and solar applications. The financial statements of Rayton Solar, Inc. (which may be referred to as "Rayton," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company’s activities have been, and will be, directed toward furthering the development of our technology and securing capital to purchase equipment that will allow us to put our technology into production. As a result of our stage of development, the Company has no revenue-producing assets. The Company operates in a rapidly changing technological market, and its activities are subject to significant risks and uncertainties, including failing to secure additional funding to further exploit the Company’s current development.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has not generated revenues from principal operations and has sustained losses since Inception. At December 31, 2018, we had a working capital deficit of $246,688. Because losses will continue until such time that the Company can procure equipment and complete development of manufacturing technology, we are reliant on financing to support operations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

During the next 12 months, the Company intends to fund its operations through the issuance of convertible notes through private placements and a Regulation Crowdfunding offering, as well as other means of financing as available. If we cannot raise additional short-term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition, and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, recoverability of property and equipment and long-lived assets, valuation of stock options, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

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Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2018 and 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, accrued liabilities, and notes payable. Fair values for these items were assumed to approximate carrying values because they are short term in nature or they are payable on demand.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of five (5) years. Leasehold improvements are depreciated over shorter of the useful life or lease life. Construction-in-progress does not begin depreciating until it is placed into service. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during the years ended December 31, 2018 and 2017. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Deferred Rent

When a lease includes fixed escalations of the minimum lease payments, rental expense is recognized on a straight-line basis over the term of the lease. The difference between the straight-lined rental expense and amounts payable under the lease is included within deferred rent.

Equity Offering Costs

The Company accounts for offering costs in accordance with Accounting Standards Codification (“ASC”) 340, “Other Assets and Deferred Costs”. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs charged to stockholders’ equity totaled $19,981 and $369,759 for the years ended December 31, 2018 and 2017, respectively.

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Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606, “Revenue from Contracts with Customers”. ASC 606 introduces a new framework for analyzing potential revenue transactions by identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when (or as) the Company satisfies a performance obligation. There was no effect from the adoption of ASC 606 as the Company has not generated any revenue to date.

Advertising

The Company expenses the cost of advertising as incurred. During the years ended December 31, 2018 and 2017, advertising expense was $6,403 and $1,381,521, respectively.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future manufacturing processes. Our research and development costs consist primarily of materials and outside services. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or equity award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740, Income Taxes.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2018 and 2017, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company maintains balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-02, Leases (Topic 842), which will require for all operating leases the recognition of a right-of-use asset and a lease liability, in the balance sheet. The lease cost will be allocated over the lease term on a straight-line basis. This guidance will be effective on January 1, 2019, on a modified retrospective basis, with early adoption permitted. We are currently evaluating the impact of this guidance on our financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

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NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2018	December 31, 2017
Furniture and equipment	$82,951	$44,149
Leasehold improvements	—	39,000
Construction-in-progress	1,431,000	1,431,000
	1,513,951	1,514,149
Accumulated depreciation	(27,043)	(18,457)
	$1,486,908	$1,495,692

Construction-in-progress is comprised primarily of payments made toward the development and purchase of a particle accelerator, which is intended to facilitate revenue-producing activities, from Phoenix Nuclear Labs, LLC (“PNL”). Additional payments totaling $954,000 are due in order to complete and take possession of the particle accelerator. If we are unable to make the additional required payments, we will not be able to take possession of the particle accelerator to begin revenue-producing activities as intended. In such event, we may identify another buyer for the particle accelerator to recoup our investment to date. In the event that we cannot identify another buyer, we may be required to forfeit the payments made to date. In either case, PNL will retain sole ownership of the intellectual property related to the developed particle accelerator. To date, PNL has not held the Company in default of the purchase agreement.

Depreciation expense for the years ended December 31, 2018 and 2017 was $25,490 and $16,213, respectively.

During the year ended December 31, 2018, the Company wrote-off its leasehold improvements, which had a net balance of $22,096, upon vacating its Santa Monica lease early. This write-off is included within loss on early termination of lease in the statement of operations.

NOTE 4 – DEBT

Equipment Loan

During the year ended December 31, 2017, the Company entered into an equipment financing loan for $120,000 with a commercial institution. The note bears interest at 6% per annum, requires monthly payments of $2,350 starting in April 2018, and matures in March 2023. The loan is secured by the construction-in-progress asset which it was used to purchase. Interest expense related to this loan was $7,021 and $483 for the years ended December 31, 2018 and 2017, respectively. Accrued interest related to this loan was $950 and $483 as of December 31, 2018 and 2017, respectively.

Convertible Debt – Related Parties

In November 2018, the Company entered into three convertible notes with related parties. The first note was with Ahmad Yakub, who is related to the Company’s Chief Executive Officer, and has a principal balance of $166,000. The second note was with Andrew Yakub, the Company’s Chief Executive Officer (“CEO”), and has a principal balance of $185,800. The third note was with ReGen America, Inc., a company that is co-owned by Andrew Yakub, and has a principal balance of $70,000. These notes accrue interest at 10% per annum and mature in November 2021. The notes are automatically convertible upon a qualified financing of at least $1,000,000 or upon a liquidity event, at a conversion price equal to 75% of the purchase price of the same securities sold by the Company in a qualified financing or liquidity event. If there is no qualified financing or liquidity event prior to the maturity date, then the notes can be voluntarily converted at the fair market value of the Company’s common stock as determined by the Company’s Board of Directors. Interest expense related to these notes was $18,035 for the year ended December 31, 2018, and accrued interest related to these notes was $18,035 as of December 31, 2018.

Convertible Debt – Third Parties

In October 2018, the Company entered into three additional convertible notes with an aggregate principal balance of $70,000. These notes each accrue interest at 10% per annum and mature in October 2021. These notes are automatically convertible upon a qualified financing of at least $3,000,000 or upon a liquidity event, at a conversion price equal to 75% of the purchase price of the same securities sold by the Company in a qualified financing or liquidity event. If there is no qualified financing or liquidity event prior to the maturity date, then the notes can be voluntarily converted at the fair market value of the Company’s common stock as determined by the Company’s Board of Directors. Interest expense related to these notes was $1,433 for the year ended December 31, 2018, and accrued interest related to these notes was $1,433 as of December 31, 2018.

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NOTE 5 – COMMITMENTS AND CONTINGENCIES

Leases

During the year ended December 31, 2017, the Company entered into a lease agreement for its facilities in Santa Monica, California. The lease had a term of three years and monthly lease payments ranging from $9,643 to $19,865. The Company recorded deferred rent based on straight-lining the rent over the lease term, as either an asset or liability depending on the various terms of the lease agreement.

During the year ended December 31, 2018, the Company vacated the lease for its Santa Monica facility. In conjunction, the Company wrote-off its leasehold improvements, forfeited its security deposit, and wrote-off its deferred rent balance. As a result, the Company recognized a loss of $95,621 in its statement of operations related to the early extinguishment of the lease. The Company may also be obligated to pay certain portions of the payments that would have been due under the remaining non-cancellable lease term; however, management does not expect any additional amounts to be due.

Research and Development Agreement

In March 2017, the Company amended its research and development agreement with PNL to set the final prototype price at $2,385,000 and the related payment schedule. In conjunction with the amended agreement, the Company committed to purchase at least six particle accelerators from PNL over the next three years.

The Company made the first three milestone payments, totaling $1,431,000, related to the initial particle accelerator during the year ended December 31, 2017. No milestone payments were made during the year ended December 31, 2018. As the initial particle accelerator will be used in production after initial testing, these payments were capitalized as construction-in-progress within property and equipment.

Litigation

During the year ended December 31, 2017, the Company received a cease-and-desist letter from one of its vendors, which alleged a breach of contract. During the year ended December 31, 2018, the Company settled this matter for $40,000, of which $10,000 will be paid in cash and $30,000 was paid through the issuance of common stock. This settlement was included in general and administrative expenses in the statement of operations.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock

We have authorized the issuance of 200,000,000 shares of our common stock, each share having a par value of $0.0001.

During the year ended December 31, 2018, the Company sold 250,579 shares of common stock for gross proceeds of $380,881 through its Regulation A offering. The Company received cash proceeds of $663,424 related to the sale of these shares and the subscription receivable as of December 31, 2017. As of December 31, 2018, the Company had a remaining subscription receivable of $10,726. The Company recognized offering costs of $19,981, which reduced additional paid-in capital, in connection with the sale of these shares. As part of the offering, the Company was required to issue warrants to StartEngine Crowdfunding, Inc. See the Warrant section below for further details.

Additionally, during the year ended December 31, 2018, the Company issued 50,000 shares with a fair value of $76,000 for consulting services, which are included within general and administrative expenses. The Company also issued 19,736 shares with a fair value of $30,000 to settle a legal matter, which is included within general and administrative expenses. See Note 5 for additional details regarding this legal matter. These shares were valued based on the selling price of common stock in the Company’s Regulation A offering.

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During the year ended December 31, 2017, the Company sold 3,899,121 shares of common stock for gross proceeds of $5,161,225. Of these, 3,370,549 shares of common stock were sold through the Company’s Regulation A offering. The Company received cash proceeds of $4,876,456 and recognized a subscription receivable of $284,769. The Company recognized offering costs of $369,759, which reduced additional paid-in capital, in connection with the sale of these shares. As part of the offering, the Company was required to issue warrants to StartEngine Crowdfunding, Inc. See the Warrant section below for further details.

Additionally, during the year ended December 31, 2017, the Company issued 500,000 shares with a fair value of $760,000 for video production services, which are included within sales and marketing expenses. These shares were valued based on the selling price of common stock in the Company’s Regulation A offering.

Stock Options

In 2014, our Board of Directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”).  The 2014 Plan provides for the grant of equity awards to our directors, employees, and certain key consultants, including stock options to purchase shares of our common stock, stock appreciation rights, stock awards, and performance shares.  Up to 15,000,000 shares of our common stock may be issued pursuant to awards granted under the 2014 Plan, subject to adjustment in the event of stock splits and other similar events. The 2014 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

During the years ended December 31, 2018 and 2017, the Company granted 125,000 and 1,725,000 options, respectively, to employees and non-employees. Each option had a life of ten years, exercise prices ranging from $0.076 to $1.520, and vesting terms ranging from three to four years. The Company will expense the value of the options over the vesting period. The Company valued the options using the Black-Scholes pricing model using the following range of inputs.

	December 31, 2018	December 31, 2017
Expected life (years)	1.79 – 6.11	2.79 – 6.25
Risk-free interest rate	2.48 – 2.55%	1.98 – 2.20%
Expected volatility	80%	80%
Annual dividend yield	0%	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the related options.

The expected term of employee stock options is calculated using the simplified method, which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

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A summary of the Company’s stock options activity and related information is as follows:

		Weighted	Weighted Average
	Number of	Average Exercise	Remaining
	Shares	Price	Contractual Term
Outstanding at December 31, 2016	11,610,000	$0.13	7.3
Granted	1,725,000	0.08	10.0
Exercised	—	—	—
Expired/Cancelled	(375,000)	0.13	7.1
Outstanding at December 31, 2017	12,960,000	0.12	6.7
Granted	125,000	1.52	10.0
Exercised	—	—	—
Expired/Cancelled	(250,000)	0.13	5.1
Outstanding at December 31, 2018	12,835,000	$0.14	5.8

Exercisable at December 31, 2017	11,401,771	$0.13	6.4
Exercisable at December 31, 2018	11,997,500	$0.13	5.6

As of December 31, 2018, there was approximately $1,467,753 of total unrecognized compensation cost related to non-vested share-based compensation arrangements under the Plan. That cost is expected to be recognized over the next four years as follows: $883,971 to be recognized in 2019, $490,541 in 2020, $82,131 in 2021, and $11,110 in 2022.

During the years ended December 31, 2018 and 2017, stock-based compensation was $1,025,459 and $2,384,045, respectively, and was included in the statement of operations as follows:

	Year Ended
	December 31,
	2018	2017
General and administrative	$860,288	$1,443,099
Sales and marketing	—	760,428
Research and development	165,171	180,518

Warrants

Based on funds raised through our Regulation A offering during the years ended December 31, 2018 and 2017, the Company is required to issue 9,759 and 456,250 warrants, respectively, to purchase shares of our common stock to StartEngine Crowdfunding, Inc. The warrants have an exercise price of $1.52 and a term of ten years. The warrants allow for adjustments to the exercise price and number of shares based on future stock dividends, stock splits, and subsequent non-exempt equity sales. The Company accounts for these warrants in accordance with ASU 2017-11, which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. Accordingly, the value of these warrants is contained within equity, both increasing and decreasing additional paid-in capital for a net zero effect. The Company valued the warrants issued during the years ended December 31, 2018 and 2017 at approximately $12,170 and $567,000, respectively, using the Black-Scholes model, with similar inputs to those disclosed in the stock option section above, with the exception that the expected life was 10 years.

During the year ended December 31, 2018, the Company issued 50,000 warrants for consulting services. The warrants have an exercise price of $3.00 and a term of three years. The Company valued these warrants at $27,745, using the Black-Scholes model with similar inputs to those disclosed in the stock option section above, with the exception that the expected life was three years.

NOTE 7 – RELATED PARTY TRANSACTIONS

In November 2018, the Company entered into convertible notes with Andrew Yakub, the Company’s CEO, and Ahmad Yakub, who is related to Andrew Yakub, with principal balances of $185,800 and $166,000, respectively. The Company also entered into a convertible note with ReGen America, Inc., a company that is co-owned by Andrew Yakub, with a principal balance of $70,000. Refer to Note 4 for additional details of these related party convertible notes.

NOTE 8 – INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act ("Tax Act") was signed into law in the U.S. The Tax Act has resulted in significant changes to the U.S. corporate income tax system. These changes include a federal statutory rate reduction from 35% to 21%, the elimination or reduction of certain domestic deductions and credits, and limitations on the deductibility of interest expense and executive compensation. These changes were effective beginning in 2018. This resulted in a reduction in the deferred tax asset of approximately $675,000 with a corresponding decrease in the valuation allowance in the same amount, for zero net impact on the financial statements.

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The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2018	2017
Current tax provision:
Federal	$—	$—
State	800	800
Total	800	800

Deferred tax provision:
Federal	(478,000)	(1,114,000)
State	(159,000)	(191,000)
Total	(637,000)	(1,305,000)
Valuation allowance	637,000	1,305,000
Total provision for income taxes	$800	$800

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the period ended December 31:

	2018	2017
Federal tax benefit at statutory rate	21.0%	34.0%
Permanent differences:
State taxes, net of federal benefit	7.0%	5.8%
Stock-based compensation	-3.2%	-16.8%
Temporary differences:
Stock-based compensation	-9.4%	0.0%
Interest expense	-0.2%	0.0%
Accounts payable and accrued liabilities	-0.5%	0.1%
Other	0.0%	-0.1%
Change in effective tax rate	-10.5%	0.0%
Change in valuation allowance	-4.2%	-23.0%
Total provision	0.0%	0.0%

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2018	2017
Current:
Other	$30,000	$13,000

Noncurrent:
Net operating loss carryforwards	1,968,000	2,267,000
Stock-based compensation	241,000	—
Valuation allowance	(2,239,000)	(2,280,000)
Net deferred tax asset	$—	$—

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Based on federal tax returns filed, or to be filed, through December 31, 2018, we had available approximately $7,033,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure.  Net operating loss carryforwards start to expire in 2033 or 20 years for federal income and state tax reporting purposes.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all period starting in 2013.  The Company currently is not under examination by any tax authority.

NOTE 9 – SUBSEQUENT EVENTS

Subsequent to December 31, 2018, the Company raised $60,000, including $5,000 from Andrew Yakub, from the issuance of investment units, each consisting of a convertible note with a principal amount of $5,000 and a warrant to purchase $1,000 of common stock. Each convertible note accrues interest at 10% per annum and matures on December 31, 2019. The convertible notes are voluntarily convertible upon a public offering of at least $5,000,000, at a conversion price equal to 70% of the purchase price of the same securities sold in the public offering. Each warrant has a term of three years and entitles the holder to purchase $1,000 of common stock at a price equal to the purchase price of common stock sold in the public offering.

The Company also raised an additional $4,500 from Andrew Yakub under the terms of the convertible note issued to him during the year ended December 31, 2018. Refer to Note 4 for further detail regarding this note.

The Company also commenced a Regulation Crowdfunding offering. To date, the Company has not closed any investments nor drawn any funds out of escrow. The offering was paused on April 30, 2019 and will resume after the filing of this annual report on Form 1-K with the Securities and Exchange Commission.

The Company has evaluated subsequent events that occurred after December 31, 2018 through June 26, 2019, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

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ITEM 8. EXHIBITS

Exhibit No.	Exhibit Description
2.1	Certificate of Incorporation*
2.2	Amendment to Certificate of Incorporation*
2.3	Bylaws*
2.4	First Amendment to Amended and Restated Bylaws*
6.1	Joint Development Agreement dated as of August 11, 2014 by and between Phoenix Nuclear Laboratories, LLC and the Company*
6.2	2014 Equity Incentive Plan*
6.3	Convertible Promissory Note with ReGen America Inc.*
6.4	First Amendment to Joint Development Agreement, Acknowledgement and Agreement as of March 10, 2017 by and between Phoenix Nuclear Laboratories, LLC and the Company*

* Previously filed

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SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant	Rayton Solar, Inc.

Date: June 26, 2019	By:	/s/ Andrew Yakub
Andrew Yakub
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Date: June 26, 2019	By:	/s/ Andrew Yakub
Andrew Yakub
Chief Executive Officer

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